UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 28, 2006

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-05794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 28, 2006, the Board of Directors of CoTherix, Inc., a Delaware corporation (the “Company”), approved and adopted the Company’s Amended and Restated Bylaws (the “Amended Bylaws”). Pursuant to the Amended Bylaws, to submit a proposal to be considered at an annual meeting of stockholders, including nominations for election to the Board of Directors, a stockholder must provide notice to the Company not less than one hundred twenty (120) days prior to the first anniversary of the date on which the Company first released its proxy materials for the preceding year’s annual meeting of stockholders. The Company’s prior bylaws required such notice to be delivered to the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the Company in connection with the preceding year’s annual meeting, or if the date of the annual meeting was advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, the prior bylaws required delivery of such notice not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the first public announcement of the date of such meeting.

Pursuant to the Company’s prior bylaws, the foregoing amendment will not be presented for approval by stockholders at the annual meeting and therefore became effective upon adoption by the Board of Directors on March 28, 2006. The above discussion of the Amended Bylaws is qualified in its entirety by reference to the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

3.1     Amended and Restated Bylaws of CoTherix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2006

CoTherix, Inc.

By:	/s/ Christine E. Gray-Smith
Christine E. Gray-Smith
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Bylaws of CoTherix, Inc.